EXHIBIT 12.2

                 IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
  RATIO OF EARNINGS TO FIXED CHARGES (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                            (dollars in thousands)

                                             Three Months Ended                Fiscal Year Ended September 30
                                                                   ------------------------------------------------------
                                             December 31, 1997       1997         1996       1995       1994       1993
                                            -------------------    ---------   ---------   --------   --------   --------
Earnings
   Income (loss) from continuing
    operations                              $            24,673     $ 85,897    $140,656   $100,539   $(11,351)  $ 53,174
   Add:
    Loss from unconsolidated affiliate                                                                 117,158      2,538
    Provision for income taxes                           19,671       65,931      85,512     63,938     32,904     34,621
    Fixed charges                                        23,931       92,738      59,514     42,138     32,389     25,707
                                            -------------------     --------    --------   --------   --------   --------
   Earnings, as adjusted (A)                $            68,275     $244,566    $285,682   $206,615   $171,100   $116,040
                                            ===================     ========    ========   ========   ========   ========

Fixed charges
   Other interest expense, including
    interest on capital leases              $            17,029     $ 47,453    $ 37,179   $ 21,672   $ 16,118   $ 15,382
   Estimated interest component of
    rental expense                                        6,902       26,584      22,335     20,466     16,271     10,325
   Prepayment penalties on early
    extinguishment of debt                                            18,701
                                            -------------------     --------    --------   --------   --------   --------
   Total fixed charges   (B)                $            23,931     $ 92,738    $ 59,514   $ 42,138   $ 32,389   $ 25,707
                                            ===================     ========    ========   ========   ========   ========

Ratio of earnings to fixed charges
      (A) divided by (B)                                    2.9 (1)      2.6 (2)     4.8 (3)    4.9        5.3        4.5
                                                            ---          ---         ---        ---        ---        ---

(1 Excluding the effect of transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the three months ended December 31, 1997 is 3.7.

(2 Excluding the effects of the transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1997 is 4.0.

(3 Excluding the effects of the transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1996 is 5.2.